ARTICLES OF AMENDMENT
                                       TO
                          THE ARTICLES OF INCORPORATION
                                       OF
                             TMI HOLDING CORPORATION

     TMI Holding Corporation hereby amends its Articles of Incorporation as follows:

     (i) the name of the corporation is "TMI Holding Corporation";

     (ii) the text of each amendment adopted is:

     Article IV is amended to now provide in its entirety:

          "The corporation is authorized to issue a total of 100,000,000 shares, which are all of the same class, to-wit: no par value common stock, and when issued shall all have unlimited voting rights and be entitled to receive the net assets of the Corporation on dissolution."

     (iii) the foregoing amendment to Article IV provides for reclassification of issued shares, however, as the corporation has not yet issued any physical certificates to represent its issued shares the provisions for implementing said reclassification are that the corporation will issue certificates reflecting the capitalization provided for by the foregoing amendment to its existing (and any and all future) shareholders in the first instance;

     (iv) the foregoing amendment was adopted on January 20, 2000;

     (v) the foregoing amendment was first proposed by the corporation's board of directors for submission to its shareholders, recommended by the board to the shareholders, and then adopted by the corporation's shareholders by unanimous written consent made and given in accordance with applicable provisions of the Utah Revised Business Corporation Act;

     (vi)(a) the corporation had 2,800,000 shares of common stock issued (and outstanding) -- which shares were the corporation's only voting group - as of January 20, 2000; all of said shares were entitled to vote on the foregoing amendment, and did so by


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joining in the  unanimous  written  consent  hereinbefore  referred  to with the result;

     (b) that 2,800,000 votes were cast for -- and zero votes were against -- the amendment set forth above by the corporation's sole voting group, which number is all of the corporation's outstanding shares was sufficient for approval and adoption of the amendment by the corporation's sole voting group.

     WHEREFORE,  the  undersigned  officer  of TMI  Holding  Corporation  hereby
executes   and  files  these   Articles  of   Amendment   pursuant  to  specific
authorization by its shareholders to do so, on this 7th day of February 2000.


                                                  _____________/s/______________
                                                     Melissa K. Beebe, Secretary